News                                                   UNIT CORPORATION

7130 South Lewis Avenue, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:         David T. Merrill
Chief Financial Officer & Treasurer
(918) 493-7700

For Immediate Release…
July 1, 2008

UNIT CORPORATION ANNOUNCES INCREASE IN CAPITAL EXPENDITURES BUDGET AND OTHER OPERATIONS UPDATES

Tulsa, Oklahoma….Unit Corporation (NYSE - UNT) today announced that its Board of Directors has increased the company’s 2008 capital expenditures budget from $512 million to $692 million, a 35% increase.  This budget, which does not include amounts for potential acquisitions, is attributable to the company's operating segments as follows:  Exploration and Production: $470 million, an increase of 31% from $360 million; Contract Drilling: $173 million, up 45% from $119 million; and Mid-Stream: $48 million, up 50% from $32 million.

Contract Drilling Segment
The company's drilling segment currently owns 131 drilling rigs, having recently added two drilling rigs with one in May and one in June.  A new 1,500 horsepower SCR drilling rig, already under contract, is expected to go into service in November 2008, while a second identical rig, also under contract, is scheduled to go into service in early 2009.  When completed, these two drilling rigs, both of which will be working in the Bakken Shale play in North Dakota, will bring the total fleet to 133 drilling rigs.

Larry Pinkston, Unit’s CEO and President, said:  “Activity in our contract drilling segment is strong, as evidenced by 100% of our drilling rigs in the 1,000 and 1,500 horsepower range are currently under contract.  As customer requests for newly built drilling rigs increase, we plan to add drilling rigs to our fleet to meet that demand.  We are currently ordering the major components necessary to allow us to build six additional drilling rigs that we plan to have contracted and placed into service by mid 2009.”

Exploration and Production Segment
The company's exploration and production segment recently acquired a 25% non-operated working interest in 152,000 acres in the Marcellus shale play in Appalachia located in Somerset and Bedford Counties, Pennsylvania and Garrett and Allegany Counties, Maryland.  Five exploratory test wells are currently planned to be drilled on this acreage starting in late 2008.

In addition to its Marcellus shale project, the company also owns oil and natural gas leases covering approximately 27,164 gross acres, 11,506 net acres, in Shelby and Harrison Counties in East Texas, which are prospective for the Haynesville/Bossier shale play as well as the shallower Cotton Valley sand formation.  The company recently participated as a 60% working interest partner in the drilling of a vertical test well on part of this acreage.  This well, which was drilled through the Cotton Valley formation to the Haynesville/Bossier formation, had encouraging mud log natural gas shows in both formations.  Results of the completion of this well will not be known for several months.

In southeast Oklahoma, the company owns oil and natural gas leases on approximately 97,000 gross acres, 18,100 net acres, that it believes are prospective for the horizontal drilling of the Woodford shale.  Most of these leases are held by production and are located in Pittsburg and Latimer Counties along with minor interests in Coal and Atoka Counties.  The company is in the process of drilling its first horizontal Woodford test well and currently plans to drill two additional horizontal Woodford test wells in 2008.

The company has also acquired a 20% non-operated working interest in approximately 27,000 acres of oil and natural gas leases in the potential Bakken horizontal shale play located in McKenzie County, North Dakota.  Initial, but limited, results from several of the recently drilled wells are promising with some wells experiencing initial production flow rates as high as 500 barrels of oil per day.  Approximately 12 wells are anticipated to be drilled on this acreage in 2008.

Larry Pinkston said:  “The increase in our 2008 capital expenditure program is a reflection of our financial results and field-level success.  We currently believe that our exploration and production segment's oil and natural gas production will exceed our original forecasted 2008 production growth of 10% to 12%.  The increase in this segment's budget coincides with an increase in the number of wells we are targeting to participate in during 2008, up to 300 wells from an original forecast of 280 wells.”

Second Quarter 2008 Webcast
Unit will release its second quarter 2008 earnings and host a conference call on Tuesday, August 5, 2008.  The webcast will be broadcast live over the Internet at 11:00 a.m. Eastern time at http://www.unitcorp.com.

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing.  Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT.  For more information about Unit Corporation, visit our website at http://www.unitcorp.com.

 This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including the productive capabilities of the oil and gas leasehold acreage discussed in this release, the productive capability of  recently drilled wells, future demand for the company’s drilling rigs, the company’s ability to obtain all the equipment required to build the new rigs discussed in this release as well as the company's  ability to obtain contracts covering those rigs, the timing of the completion of drilling rigs currently under construction,  projected growth of the Company’s oil and natural gas production, our ability to meet our consecutive quarterly positive net income goals, oil and gas reserve information, as well as our ability to meet our future reserve replacement goals, the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the Company’s exploration segment, development, operational, implementation and opportunity risks, and other factors described from time to time in the Company’s publicly available SEC reports.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.